Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Medalist Diversified, Inc. and Subsidiaries

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Medalist Diversified, Inc., formerly Medalist Diversified REIT, Inc., and its Subsidiaries, on Form S-8 (No. 333-228674 and 333-238483) and Form S-3 (No. 333-286453) of our report dated March 2, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, and the related notes and schedule III, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 2, 2026